Exhibit 99.1

CSS Industries, Inc. Reports Sales and Earnings for the Year and Quarter Ended March 31, 2008

PHILADELPHIA--(BUSINESS WIRE)--CSS Industries, Inc. (NYSE:CSS) announced today the results of operations for the year and quarter ended March 31, 2008. Sales for fiscal year 2008 decreased 6% to $498,253,000 from $530,686,000 in fiscal 2007, while net income increased 6% to $25,358,000, or $2.31 per diluted share, from $23,889,000, or $2.19 per diluted share in fiscal 2007. Sales for the fourth quarter of fiscal 2008 increased 25% to $56,399,000 from $45,258,000 in fiscal 2007. The net loss increased 18% in the fourth quarter to $6,604,000, or $(.63) per diluted share, from $5,597,000, or $(.52) per diluted share, in fiscal 2007. The Company’s highly seasonal orientation results in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.

Full Fiscal Year Results

The 6% decline in sales for the fiscal year ended March 31, 2008 was primarily due to lower sales of products sold to warehouse clubs and generally lower sales of Christmas gift wrap, decorative tissue paper and gift bags and educational products. These sales reductions were partially offset by incremental sales of C.R. Gibson which was acquired on December 3, 2007. Excluding sales from C.R. Gibson, sales declined 9%. The 6% increase in net income for the fiscal year ended March 31, 2008 was primarily due to current fiscal year savings and lower expenses related to the restructuring programs, as described in the immediately succeeding paragraph, earnings contributed by recently acquired C.R. Gibson and reduced interest expense, net of the impact of reduced sales volume.

As previously announced on January 4, 2008, the Company implemented a restructuring program related to the closure of several Pennsylvania based facilities. Earnings per diluted share for the fiscal year ended March 31, 2008 was negatively impacted by $.19 per diluted share as a result of restructuring and other costs related to the plant closures. In addition, as previously announced in November 2006, the Company incurred restructuring and other related costs caused by the combination of its Cleo and Berwick Offray operations, closure of a facility in Maysville, Kentucky and the exit from a non-material, non-core business. Earnings per diluted share for fiscal 2007 was negatively impacted by $.23 per diluted share as a result of activities related to the November 2006 restructuring program.

Fourth Quarter Results

The sales improvement of 25% in the fourth quarter of fiscal 2008 reflected sales of recently acquired C.R. Gibson. Excluding this revenue, sales declined 6% due to reduced sales of all occasion greeting cards and everyday craft and floral products. The 18% increase in net loss in the fourth quarter of fiscal 2008 was primarily the result of one-time costs related to the January 2008 restructuring program, net of earnings contributed by C.R. Gibson.

Restructuring and related costs associated with the plant closures in January 2008 and the November 2006 restructuring program reduced earnings per diluted share by $.20 in the fourth quarter of fiscal 2008 and by $.08 in the fourth quarter of fiscal 2007, respectively.

Share Repurchase Authorization

The Company’s Board of Directors has authorized an additional buy back of up to 500,000 shares of its Common Stock at prices and pursuant to other terms and conditions that the Company’s officers deem appropriate. There are 10,273,831 shares of the Company’s Common Stock presently outstanding. Any such buy back is subject to compliance with applicable regulatory requirements and relevant covenants in the Company’s credit facilities.

Management Comments and Outlook

“Fiscal 2008 was a year of significant activity at CSS,” said Christopher J. Munyan, President and CEO. “We are pleased that we were able to attain earnings per share results within our original guidance, excluding the impact of the restructuring announced on January 4, 2008, and continued to generate significant operating cash flow. In addition, we completed the acquisition of C.R. Gibson in early December, announced a restructuring plan to close several facilities in Pennsylvania and began work to standardize our Enterprise Resource Systems across our businesses. While we are disappointed with our sales results, we expect that each of these foregoing initiatives will positively impact future operations.”

“As we look forward,” continued Mr. Munyan, “we expect that fiscal 2009 will continue to be challenging. At this time, we project that Christmas gift wrap, tissue and gift bag sales will be down from fiscal 2008 levels due to competitive pricing pressures. Our Christmas product categories are also challenged as many of our large mass market retail customers have reduced their purchases in part because of poor retail sales of Christmas products in 2007 and the weakening economy. In addition, higher material and fuel costs have negatively impacted our projected gross margins for fiscal 2009. While we expect lower sales in certain product categories this year, we believe the steps we have already taken to cut costs, our acquisition of C.R. Gibson and the impact of fiscal 2008 stock repurchases will allow us to deliver fiscal 2009 earnings per diluted share in the range of $2.40 to $2.55. This result includes additional fiscal 2009 costs from the restructuring previously announced on January 4, 2008 of approximately $.13 per diluted share.”

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected future benefits and costs from the Company’s restructuring plan involving the closure of its facilities in Elysburg, Pennsylvania and Troy, Pennsylvania; expected future benefits and costs associated with the project relating to the standardization of the Company’s ERP systems; and the expected impact on our future operations of our acquisition of the C.R. Gibson business. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market conditions; increased competition; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs; risks associated with the restructuring plan to close the Company’s facilities in Elysburg, Pennsylvania and Troy, Pennsylvania, including the risk that the restructuring related savings and/or costs may exceed the presently expected amounts and the risk that the closures will adversely affect the Company’s ability to fulfill its customer’s orders on time; risks associated with the Company’s ERP systems standardization project, including the risk that the cost of the project will exceed expectations, the risk that the expected benefits of the project will not be realized and the risk that implementation of the project will interfere with and adversely affect the Company’s operations and financial performance; the risk that customers may become insolvent; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws, and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2007 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three months and years ended March 31, 2008 and 2007 and condensed consolidated balance sheets and cash flows as of and for the years ended March 31, 2008 and 2007 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended March 31,		Three Months Ended March 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)	(Unaudited)

SALES	$498,253	$530,686	$56,399	$45,258

COSTS AND EXPENSES
Cost of sales	360,708	394,045	39,718	33,284
Selling, general and administrative expenses	96,703	96,125	25,210	22,208
Restructuring expenses	1,717	2,327	1,719	582
Interest expense (income), net	974	2,285	254	(378)
Other income, net	(682)	(900)	(230)	(542)

	459,420	493,882	66,671	55,154

INCOME (LOSS) BEFORE INCOME TAXES	38,833	36,804	(10,272)	(9,896)

INCOME TAX EXPENSE (BENEFIT)	13,475	12,915	(3,668)	(4,299)

NET INCOME (LOSS)	$25,358	$23,889	$(6,604)	$(5,597)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$2.36	$2.25	$(.63)	$(.52)
Diluted	$2.31	$2.19	$(.63)	$(.52)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,732	10,622	10,428	10,790
Diluted	10,993	10,919	10,428	10,790

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2008	March 31, 2007
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$28,109	$100,091
Accounts receivable, net	39,144	37,169
Inventories	105,532	82,138
Deferred income taxes	7,276	8,645
Assets held for sale	3,590	2,564
Other current assets	16,242	13,665

Total current assets	199,893	244,272

PROPERTY, PLANT AND EQUIPMENT, NET	50,632	58,897

OTHER ASSETS
Intangible assets, net	90,815	35,280
Other	3,701	4,621

Total other assets	94,516	39,901

Total assets	$345,041	$343,070

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$-	$-
Current portion of long-term debt	10,246	10,195
Other current liabilities	53,647	45,768

Total current liabilities	63,893	55,963

LONG-TERM DEBT	10,192	20,392

OTHER LONG-TERM OBLIGATIONS	6,121	3,221

DEFERRED INCOME TAXES	2,482	2,384

STOCKHOLDERS’ EQUITY	262,353	261,110

Total liabilities and stockholders’ equity	$345,041	$343,070

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended March 31,
	2008	2007
	(Unaudited)
Cash flows from operating activities:
Net income	$25,358	$23,889
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,218	14,335
Deferred tax provision (benefit)	2,622	(3,621)
Compensation expense related to stock options	2,830	2,825
Changes in assets and liabilities, net of the effect of the purchase of a business	(3,175)	17,889
Other	841	30
Net cash provided by operating activities	41,694	55,347
Cash flows from investing activities:
Purchase of a business, net of cash received of $2	(71,145)	-
Purchase of property, plant and equipment	(8,330)	(5,289)
Proceeds from sale of assets	3,092	732
Net cash used for investing activities	(76,383)	(4,557)
Cash flows from financing activities:
Payments on long-term obligations	(10,149)	(10,241)
Borrowings on notes payable	186,900	172,360
Payments on notes payable	(186,900)	(172,360)
Dividends paid	(5,983)	(5,100)
Purchase of treasury stock	(25,449)	(323)
Proceeds from exercise of stock options	3,936	5,486
Tax benefit realized for stock options exercised	350	1,822
Net cash used for financing activities	(37,295)	(8,356)
Effect of exchange rate changes on cash and cash equivalents	2	1
Net (decrease) increase in cash and cash equivalents	(71,982)	42,435
Cash and cash equivalents at beginning of period	100,091	57,656
Cash and cash equivalents at end of period	$28,109	$100,091

CONTACT:
CSS Industries, Inc.
Clifford E. Pietrafitta
Chief Financial Officer
215-569-9900